SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 4, 2003

HANOVER COMPRESSOR COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13071 (Commission File Number)	76-0625124 (IRS Employer Identification No.)

12001 North Houston Rosslyn Houston, Texas (Address of Principal Executive Offices)		77086 (Zip Code)

Registrant’s telephone number, including area code: (281) 447-8787

Item 5.        Other Events.

On March 4, 2003 the Company issued the following press release:

HANOVER COMPRESSOR REPORTS FOURTH QUARTER 2002 FINANCIAL RESULTS AND RECORDS $109 MILLION

PRE-TAX CHARGE AS IT FOCUSES ON CORE BUSINESSES

    HOUSTON, March 4, 2003 – Hanover Compressor Company (NYSE:HC), the leading provider of outsourced natural gas compression services, today reported financial results for the fourth quarter and year ended December 31, 2002. During the fourth quarter of 2002, the company reviewed its business lines and the board of directors approved management’s recommendation to exit and sell the company’s California power generation and certain used equipment business lines. The results from these businesses are reflected as discontinued operations and prior periods have been adjusted to reflect this presentation. Additionally, in the fourth quarter, Hanover consolidated the results of Belleli Energy S.r.l. (“Belleli”) for the first time and recorded certain writedowns, asset impairments and restructuring costs (“unusual charges”). A summary of these changes and charges to the company’s financial results is discussed below. Supplement I to the release provides a breakout of the impact of the unusual charges and Belleli on the fourth quarter 2002 results.

    For the fourth quarter 2002, Hanover reported a net loss of $74.9 million, or $0.93 per share. Included in the net loss for the quarter were the following items:

Impact on Earnings Per Share
Discontinued operations	$(0.45)
Writedowns, asset impairments and restructuring costs	(0.50)
Venezuela disruptions	(0.03)
S-4 penalty interest/SEC investigation costs	(0.03)
Income tax benefits from foreign exchange losses	0.08

    Fourth Quarter 2002 and Year End Summary

    Fourth quarter 2002 revenue was $261.7 million compared with $308.3 million for the fourth quarter 2001. Net loss for the fourth quarter 2002 was $74.9 million, or $0.93 per share compared with net income of $12.0 million, or $0.14 per fully diluted share in the fourth quarter 2001. Loss from continuing operations for the fourth quarter 2002 was $38.2 million, or $0.48 per share, compared to income of $12.3 million, or $0.15 per fully diluted share a year earlier. Included in the fourth quarter net loss was pre-tax charges of $108.5 million ($52.2 million included in discontinued operations and $56.3 million in unusual charges included in continuing operations). EBITDAR (income from continuing operations before interest expense, compressor leasing expense, distributions on mandatorily redeemable convertible preferred securities, income taxes, goodwill impairment, and depreciation and amortization) for the fourth quarter was $46.4 million, compared to $79.9 million for the same period a year earlier. EBITDAR for the period includes $17.2 million of unusual charges. Supplement II provides a reconciliation of EBITDAR to net income.

    For the year ended December 31, 2002, revenue was $1,028.8 million, a slight decrease from revenue of $1,041.0 million for 2001. For the year, Hanover reported a net loss of $116.1 million, or $1.46 per share, compared to net income of $72.4 million, or $0.94 per fully diluted share in 2001. Loss from continuing operations was $74.8 million for the year, or $0.94 per share, compared to income of $69.6 million, or $0.91 per fully diluted share in 2001. Included in the 2002 net loss was $182.7 million in pre-tax unusual charges, ($74.2 million in the second quarter as discussed in the company’s Form 10-Q for that quarter and $108.5 million in the fourth quarter). EBITDAR for 2002 was $249.0 million, compared to $295.2 million in 2001. Included in EBITDAR for 2002 was $37.9 million in unusual charges, $20.7 million in the second quarter and $17.2 million in the fourth quarter.

    “During the fourth quarter, we performed a full review of our operations and lines of business and identified several areas where we could improve our ongoing operating performance by exiting non-core businesses and streamlining our fabrication operations through the consolidation of facilities,” said Chad Deaton, President and Chief Executive Officer of Hanover. “While the charges associated with this restructuring led to negative fourth quarter and year end results, we believe these changes, along with our increased focus on capital discipline, should lead to improved operating performance. Looking at 2003, we are cautiously optimistic that our customers’ activity will continue to build throughout the year.”

    Discontinued Operations and Writedowns

    In the fourth quarter 2002, Hanover recorded a pre-tax charge of $52.2 million ($36.7 million, net of tax) to write down its investment in discontinued operations to current estimated fair market values. Discontinued operations include three power generation projects in California and related inventory, and certain of the company’s used equipment divisions. Hanover anticipates selling these assets in 2003.

    Additionally, in the fourth quarter, Hanover recorded $56.3 million in pre-tax unusual charges. Included in these charges were: (i) $34.5 million included in depreciation and amortization expense for reductions in the carrying value of certain idle units of the company’s compression fleet that are being retired and the acceleration of depreciation related to certain plants and facilities expected to be sold or abandoned; (ii) $4.6 million in goodwill impairment related to the writedown of goodwill associated with the company’s pump division, which it plans to sell in 2003; and (iii) $17.2 million included in parts & service expense, selling, general and administrative (“SG&A”) expense, and other expense for severance costs and bad debt reserves related to non-core businesses.

    Revenue and Profit

    Fourth quarter 2002 revenue declined 15% compared to fourth quarter 2001 as growth in the international rental business was more than offset by declines in the other business lines as customers continued to reduce capital expenditures and defer maintenance. International rental revenue increased by 9% over fourth quarter 2001 to $46.1 million and gross margin improved marginally to 62% from 61% a year earlier. The company continued to experience strong international demand, with increased activity in Latin America, particularly Mexico and Argentina late in the year. In the fourth quarter 2002, international rental revenue was negatively impacted by a $2.7 million reduction in revenue related to disruptions to the company’s Venezuela operations in December caused by the unofficial national strike in the country. Domestic rental revenue for the quarter declined 6% from the fourth quarter 2001 to $79.3 million, with gross margin declining to 59% from 62% a year earlier.

    The parts & service and fabrication business lines continued to be impacted by the slowdown in capital spending by oil and gas producers. Parts & service revenue for the fourth quarter declined 29% from the fourth quarter 2001 to $51.0 million with gross margin improving to 30% from 27% for the same period a year earlier. Included in parts & service revenue for the quarter was $9.1 million in used compression equipment sales, with a 29% gross margin compared to $7.2 million in sales and a 11% gross margin for the fourth quarter 2001.

    Compression fabrication revenue declined 48% from the fourth quarter 2001 to $28.7 million with gross margin declining to 11% from 14% a year earlier. Production & processing equipment fabrication revenue for the quarter was $50.0 million and resulted in a gross margin of 14%, compared to $48.3 million in revenue and a gross margin of 17% for the same period in 2001. Included in production & processing equipment fabrication revenue and expense for the fourth quarter 2002 was the results of Belleli. Excluding Belleli, production & processing equipment fabrication revenue declined 28%, compared to the same period a year earlier.

    On November 21, 2002, Hanover increased its ownership in Belleli to 51% and began consolidating its financial results. Belleli is an Italian-based engineering, procurement and construction company that primarily engineers and manufactures desalinatization plants for use in Europe and the Middle East. In the fourth quarter, Belleli contributed $15.5 million in revenue, $13.7 million in operating expense, and $1.2 million in SG&A expense.

    Fourth quarter 2002 results were also impacted by higher SG&A expense due to the charges discussed above, the inclusion of Belleli’s SG&A, and approximately $2.0 million in continuing administrative and legal costs associated with the SEC investigation and the company’s restatement of its financial statements. Depreciation and amortization expense for the quarter increased to $68.8 million, compared to $28.2 million for the same period a year ago. The increase in depreciation was primarily due to $34.5 million in writedowns, partially offset by the reduction in amortization expense of $3.7 million from the adoption of FAS 142, and $3.7 million from the change in estimated useful lives of certain types of compression equipment which began in the third quarter 2001. Fourth quarter results were positively impacted by a $6.7 million tax benefit resulting primarily from the recognition of tax benefits related to foreign exchange losses from the company’s international operations.

    For the full year 2002, revenue declined by approximately 1%, as declining revenue in the fabrication business lines was offset by increased rental revenues. Domestic and international rental revenue increased 22% and 45%, respectively, year to year, as 2002 results included the impact of owning Production Operators Corporation (“POI”) for a full year. POI was acquired from Schlumberger in August 2001. Parts & service revenue increased 4% over 2001 results, but gross margin decreased from 29% in 2001 to 20% in 2002 due to an inventory writedown in the second quarter 2002 and because a greater portion of the revenue in 2002 was generated from used compressor sales which had a lower gross margin. In 2002, parts & service revenue included $62.4 million in used equipment sales at a 13% gross margin, compared to $28.0 million in 2001, with a 31% gross margin. Revenue in 2002 for compression fabrication and production & processing fabrication decreased by 49% and 19%, respectively, from 2001 revenue due to weakness in the domestic market caused by lower drilling and new well completion activity by oil and gas producers which resulted in decreased capital spending by the company’s customers in 2002. Gross margins for both business units in 2002 decreased as well to 13% and 15% from 16% and 20%, respectively, in 2001 as reduced fabrication activity put pressure on margins by having less production to cover fixed overhead.

    2002 results were negatively impacted, compared to 2001 results, by increased interest and leasing expense resulting from additional borrowings used for the POI acquisition and increased leasing costs due to the delay in filing registration statements related to the notes issued in connection with the company’s 2001 compressor leases caused by the restatements of the company’s financial statements. SG&A expense was also higher in 2002 due to increased legal and administrative costs associated with the restatement of the company’s financial statements and the SEC investigation.

    Liquidity and Other

    Hanover had capital expenditures of approximately $60 million in the fourth quarter 2002 and approximately $242 million for the full year. During 2002, the Company generated approximately $74 million in assets sales proceeds and at December 31, 2002, it had approximately $157 million outstanding under its $350 million bank credit facility and approximately $19 million in cash on its balance sheet. Effective December 31, 2002, Hanover amended certain financial covenants under its bank credit facility and certain operating leases financed with a group of lenders to allow the company more flexibility in 2003 to meet its short term liquidity needs and currently has approximately $120 million in availability it can access under the bank credit facility, based on current covenant constraints.

    “In the second half of 2002, management increased the company focus on improving capital expenditure discipline, and we were able to reduce borrowings under our bank credit facility from a peak of approximately $250 million at mid year to approximately $157 million at year end, which was about equal with borrowings at year end 2001,” said John Jackson, Chief Financial Officer of Hanover. “In 2003, our goal is to limit our capital expenditures to less than our cash flow and to continue reducing debt with excess cash flow and proceeds from asset sales.”

    Total compression horsepower at December 31, 2002 was 3,514,000, including certain units from acquired companies that Hanover has traditionally excluded from the rental utilization calculations because these units require maintenance and upgrade to meet Hanover’s standards (“unavailable units”). Historically, Hanover has reported horsepower utilization excluding unavailable units but going forward the company will report on a total horsepower basis. Hanover’s compression horsepower utilization rate as of December 31, 2002, on a total horsepower basis, was 78%, compared to 80% at the end of the third quarter and 84% at December 31, 2001.

    In the fourth quarter 2002, the company analyzed its compression fleet and determined that 217 units representing approximately 35,000 horsepower should be retired and scrapped or sold. The company recorded a $18.9 million charge in the fourth quarter, included in the unusual charges for the quarter, to write-off these units.

    At December 31, 2002, Hanover’s third-party fabrication backlog was approximately $88 million, a slight increase over year-end 2001 levels of $87 million. Compared to the third quarter 2002, the Company’s backlog increased by 24%.

    Conference Call Details

    Hanover will host a conference call at 10:00 a.m. Eastern Time, Tuesday, March 4, 2003 to discuss financial results for the fourth quarter and year ended December 31, 2002, and other matters. To access the call, participants should dial 913-981-4910 at least ten minutes before the scheduled start time. For those unable to participate, a replay will be available from 1:30 p.m. Eastern Time on Tuesday, March 4th, until midnight on Monday, March 10th. To listen to the replay, please dial 888-203-1112 in the United States and Canada, or 719-457-0820 internationally, access code 763491.

    About Hanover Compressor

    Hanover Compressor Company (www.hanover-co.com) is the global market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover sells and provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, Hanover’s customers include premier independent and major producers and distributors throughout the Western Hemisphere.

    Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because of the context of the statement and may include words such as “believes,” “anticipates,” “expects,” “estimates,” or words of similar import. Similarly, statements that describe Hanover’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated as of the date of this press release. These risks and uncertainties include: the loss of market share through competition; reduced profit margins resulting from increased pricing pressure in our business; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for Hanover’s compression and oil and gas production equipment; new governmental safety, health and environmental regulations which could require Hanover to make significant capital expenditures; inability to successfully integrate acquired businesses; currency fluctuations; changes in economic or political conditions in the countries in which Hanover operates; adverse results of regulatory inquiries or shareholder litigation; inability to comply with loan and lease covenants; inability to access capital markets; and legislative changes in the various countries in which Hanover does business. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are only made as of the date of this press release, and Hanover undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

(Tables Follow)

HANOVER COMPRESSOR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)

(in thousands of dollars, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Revenues:
Rentals - Domestic	$79,324	$84,052	$328,600	$269,679
Rental - International	46,088	42,124	189,700	131,097
Parts, service and used equipment	51,019	71,560	223,845	214,872
Compressor and accessory fabrication	28,725	55,458	114,009	223,519
Production and processing equipment fabrication	49,885	48,280	149,656	184,040
Equity in income of non-consolidated affiliate	4,883	5,599	18,811	9,350
Other	1,773	1,178	4,189	8,403

	261,697	308,251	1,028,810	1,040,960
Expenses:
Rentals - Domestic	32,456	31,866	120,740	95,203
Rentals - International	17,724	16,469	57,579	45,795
Parts, service and used equipment	35,940	52,040	179,844	152,701
Compressor and accessory fabrication	25,562	47,478	99,446	188,122
Production and processing equipment fabrication	43,113	40,015	127,442	147,824
Selling, general and administrative	46,032	29,085	153,676	92,172
Depreciation and amortization	68,814	28,229	151,181	88,823
Leasing expense	23,941	22,894	94,751	70,435
Interest expense	10,621	7,278	36,978	17,531
Distributions on mandatorily redeemable convertible preferred securities	1,594	1,593	6,374	6,373
Foreign currency translation	3,414	5,511	16,753	6,658
Change in fair value of derivative financial instruments	(1,715)	(1,127)	(3,245)	7,596
Goodwill impairment	4,603	—	52,103	—
Other	12,770	6,977	27,607	9,727

	324,869	288,308	1,121,229	928,960

Income (loss) from continuing operations before income taxes	(63,172)	19,943	(92,419)	112,000
Provision for (benefit from) income taxes	(24,988)	7,597	(17,576)	42,388

Income (loss) from continuing operations	(38,184)	12,346	(74,843)	69,612
Discontinued operations, net of tax	(36,736)	(342)	(41,225)	2,965

Income (loss) before cumulative effect of accounting change	(74,920)	12,004	(116,068)	72,577
Cumulative effect of accounting change for derivative instruments, net of income tax	—	—	—	(164)

Net income (loss)	$(74,920)	$12,004	$(116,068)	$72,413

Diluted net income (loss) per share:
Net income (loss)	$(74,920)	$12,004	$(116,068)	$72,413
(Income) loss from discontinued operations	36,736	342	41,225	(2,965)
Distributions on mandatorily redeemable convertible preferred securities, net of income tax	—	—	—	4,142

Net income (loss) for purposes of computing diluted net income (loss) per share from continuing operations	$(38,184)	$12,346	$(74,843)	$73,590

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.48)	$0.16	$(0.94)	$0.96
Income (loss) from discontinued operations	$(0.45)	$(0.01)	$(0.52)	$0.04

Net income (loss)	$(0.93)	$0.15	$(1.46)	$1.00

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.48)	$0.15	$(0.94)	$0.91
Income (loss) from discontinued operations	$(0.45)	$(0.01)	$(0.52)	$0.03

Net income (loss)	$(0.93)	$0.14	$(1.46)	$0.94

Weighted average common and common equivalent shares outstanding:
Basic	80,192	79,128	79,500	72,355
Diluted	80,192	82,882	79,500	81,175

HANOVER COMPRESSOR COMPANY

SUPPLEMENT I

ANALYSIS OF IMPACT OF WRITEDOWNS AND BELLELI ON 4TH QUARTER RESULTS

(in thousands of dollars, except per share amounts)

		Adjustments
	Three Months Ended December 31, 2002	Write downs and unusual charges	Belleli Energy November 21 to December 31, 2002	Adjusted Three Months Ended December 31, 2002
Revenues:
Rentals — Domestic	$79,324			$79,324
Rental — International	46,088			46,088
Parts, service and used equipment	51,019			51,019
Compressor and accessory fabrication	28,725			28,725
Production and processing equipment fabrication	49,885		$(15,360)	34,525
Equity in income of non-consolidated affiliate	4,883			4,883
Other	1,773		(188)	1,585

	261,697		(15,548)	246,149
Expenses:
Rentals — Domestic	32,456			32,456
Rentals — International	17,724			17,724
Parts, service and used equipment	35,940	$(700)		35,240
Compressor and accessory fabrication	25,562			25,562
Production and processing equipment fabrication	43,113		(13,715)	29,398
Selling, general and administrative	46,032	(6,160)	(1,192)	38,680
Foreign currency translation	3,414			3,414
Change in fair value of derivative financial instruments	(1,715)			(1,715)
Other	12,770	(10,304)	(92)	2,374

	215,296	(17,164)	(14,999)	183,133

EBITDAR and adjusted EBITDAR	46,401	17,164	(549)	63,016
Depreciation and amortization	68,814	(34,485)	(342)	33,987
Goodwill impairment	4,603	(4,603)		—
Leasing expense	23,941			23,941
Interest expense	10,621		(262)	10,359
Distributions on mandatorily redeemable convertible preferred securities	1,594			1,594

	109,573	(39,088)	(604)	69,881

Income (loss) from continuing operations before income taxes	(63,172)	56,252	(55)	(6,865)
Provision for (benefit from) income taxes	(24,988)	16,323	5	(8,670)

Income (loss) from continuing operations	$(38,184)	$39,929	$(60)	$1,805

Earnings (loss) per common share:
Basic	$(0.48)	$0.50	$—	$0.02

Diluted	$(0.48)	$0.50	$—	$0.02

Weighted average common and common equivalent shares outstanding:
Basic	80,192	80,192	80,192	80,192
Diluted	80,192	80,192	81,686	81,686

HANOVER COMPRESSOR COMPANY

SUPPLEMENT II

EBITDAR CALCULATION

(in thousands of dollars)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Revenues:
Rentals - Domestic	$79,324	$84,052	$328,600	$269,679
Rental - International	46,088	42,124	189,700	131,097
Parts, service and used equipment	51,019	71,560	223,845	214,872
Compressor and accessory fabrication	28,725	55,458	114,009	223,519
Production and processing equipment fabrication	49,885	48,280	149,656	184,040
Equity in income of non-consolidated affiliate	4,883	5,599	18,811	9,350
Other	1,773	1,178	4,189	8,403

	261,697	308,251	1,028,810	1,040,960
Expenses:
Rentals - Domestic	32,456	31,866	120,740	95,203
Rentals - International	17,724	16,469	57,579	45,795
Parts, service and used equipment	35,940	52,040	179,844	152,701
Compressor and accessory fabrication	25,562	47,478	99,446	188,122
Production and processing equipment fabrication	43,113	40,015	127,442	147,824
Selling, general and administrative	46,032	29,085	153,676	92,172
Foreign currency translation	3,414	5,511	16,753	6,658
Change in fair value of derivative financial instruments	(1,715)	(1,127)	(3,245)	7,596
Other	12,770	6,977	27,607	9,727

	215,296	228,314	779,842	745,798

EBITDAR	46,401	79,937	248,968	295,162

Depreciation and amortization	68,814	28,229	151,181	88,823
Goodwill impairment	4,603	—	52,103	—
Leasing expense	23,941	22,894	94,751	70,435
Interest expense	10,621	7,278	36,978	17,531
Distributions on mandatorily redeemable convertible preferred securities	1,594	1,593	6,374	6,373

	109,573	59,994	341,387	183,162

Income (loss) from continuing operations before income taxes	(63,172)	19,943	(92,419)	112,000
Provision for (benefit from) income taxes	(24,988)	7,597	(17,576)	42,388

Income (loss) from continuing operations	(38,184)	12,346	(74,843)	69,612
Discontinued operations, net of tax	(36,736)	(342)	(41,225)	2,965

Income (loss) before cumulative effect of accounting change	(74,920)	12,004	(116,068)	72,577
Cumulative effect of accounting change for derivative instruments, net of income tax	—	—	—	(164)

Net income (loss)	$(74,920)	$12,004	$(116,068)	$72,413

Gross profit percentage
Rentals - Domestic	59%	62%	63%	65%
Rental - International	62%	61%	70%	65%
Parts, service and used equipment	30%	27%	20%	29%
Compressor and accessory fabrication	11%	14%	13%	16%
Production and processing equipment fabrication	14%	17%	15%	20%

Item 5.        Other Events. (continued)

In addition, on March 4, 2003, the Company held a conference call with investors and analysts in which the Company disclosed, among other things, the following:

In reference to the exercise by Hanover of its right to put its ownership interest in the PIGAP II joint venture in Venezuela back to a subsidiary of Schlumberger, in light of the ongoing discussions between Hanover and Schlumberger relating to the put, the parties have agreed to postpone the closing date to no later than April 30, 2003.

Item 9.        Regulation FD Disclosure

The following information shall not be deemed filed under Securities Exchange Act of 1934, as amended, or incorporated by reference into any filing under the Securities Act of 1933, as amended.

On March 4, 2003, the Company held a conference call with investors and analysts in which the Company disclosed, among other things, the following:

With respect to 2003, the Company anticipates the following:

(i) that its EBITDAR (income from continuing operations before interest expense, compressor leasing expense, distributions on mandatorily redeemable convertible preferred securities, income taxes, goodwill impairment, and depreciation and amortization) for 2003 will be in the range of $305 to 330 million. This amount would represent a 5-15% increase over 2002 EBITDAR of $249.0 million, if the $37.9 million in unusual charges ($20.7 million in the second quarter and $17.2 million in the fourth quarter) were not included. We believe that EBITDAR is a commonly used measure of financial performance for valuing companies in the compression industry. Additionally, since EBITDAR is a basic source of funds not only for growth but also to service indebtedness, lenders in the private and public debt markets use EBITDAR as a primary determinate of borrowing capacity. EBITDAR should not be considered as an alternative to net income or any other performance measure prescribed by generally accepted accounting principles. The Company has not predicted its net income for 2003 because some variables incident to the factors that affect net income are significantly uncertain so as to make a prediction of net income not advisable. These factors, obviously, are critical to a determination of our net income.

(ii) that its revenues for 2003 will be up 10% over 2002 revenues.

(iii) that while the Company’s 2003 budget anticipates capital expenditures in the range of $175-200 million, current expectations are that capital expenditures will be in the lower end of that range. Anticipated 2003 capital expenditures include approximately $50-55 million for equipment overhauls and other maintenance capital.

(iv) that its 2003 expected tax rate will be approximately 40%, with approximately one-fourth being cash taxes and the remainder being deferred taxes.

The anticipated results for 2003 set forth above are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain, assumptions, risks and uncertainties, which could cause actual results to differ materially from those anticipated as of the date hereof. The Company’s anticipated results for 2003 are based upon a number of assumptions including, but not limited to, (i) a 1-2% average price increase across the Company’s domestic compressor rental fleet, (ii) the Company’s compressor utilization rate will remain flat for 2003, and (iii) increased business activity internationally and in fabrication sales.

Further, such anticipated results for 2003 have not taken into account (i) any reduction in revenue which might result from the disruptions to the Company’s Venezuelan operations caused by the unofficial national strike in that country or (ii) the impact of the consolidation of the results of Belelli Energy S.r.l on the Company’s financial statements.

You should not unduly rely on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date hereof or to reflect the occurrence of unanticipated events. You should also review and consider the assumptions, risks and uncertainties we describe in the press release and a discussion of these matters included in the Company’s periodic reports filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANOVER COMPRESSOR COMPANY

Date: March 4, 2003 By:	/s/ John E. Jackson
Name: John E. Jackson
Title: Senior Vice President and Chief Financial Officer